Exhibit 99.1

American Greetings Announces Definitive Acquisition Agreement

CLEVELAND, April 1, 2013 – American Greetings Corporation (NYSE: AM) (the “Company” or “American Greetings”) announced today that it has signed a definitive agreement under which a newly organized entity owned by the Weiss Family, including the Company’s Chairman, Morry Weiss; Director and Chief Executive Officer, Zev Weiss; and Director, President and Chief Operating Officer, Jeffrey Weiss and related persons and entities, will acquire the Company.

Under the agreement, American Greetings Class A and Class B shareholders, excluding the Weiss Family and related entities, will receive $18.20 per share in cash, and, if declared by the Board of Directors, one regular quarterly dividend of $0.15 per share declared and payable in a manner consistent with the Company’s past practice. If the transaction closed in July 2013, the targeted closing date, the total cash amount shareholders would receive would be $18.35 per share. The total value of the transaction is approximately $878 million, including the assumption of the Company’s 7 3/8% notes due 2021, which will remain outstanding after the transaction, the repayment of borrowings under the Company’s revolving credit facility and the settlement of stock options not held by the Weiss Family.

The $18.20 per share price represents a premium of 26.9% over the trading price for Class A shares on September 25, 2012, the date on which the Weiss Family initially proposed to acquire the Company, and a premium of 13.0% over the closing trading price on March 28, 2013.

The transaction will be financed through a combination of the contributions of the American Greetings shares owned by the Weiss Family, cash funded by a $240 million non-voting preferred stock investment committed by Koch AG Investment, LLC, a subsidiary of Koch Industries Inc., and $600 million in committed debt financing, consisting of a $400 million term loan and a $200 million revolving credit facility, and cash on hand. The senior lender group consists of Bank of America, N.A., Deutsche Bank AG New York Branch, KeyBank National Association, Macquarie Capital USA, Inc. and PNC Bank National Association (listed alphabetically).

The American Greetings Board of Directors formed a Special Committee of independent directors after the Weiss Family first expressed its interest in a possible transaction last September. The Special Committee was charged by the Board with conducting a process intended to examine the Weiss Family’s proposal and explore alternatives, and ensure that the terms of any transaction were fair, if any agreement was reached. The Special Committee completed a review of the proposal, considered alternatives, negotiated the price and other transaction terms with the Weiss Family, and concluded unanimously that the transaction with the Weiss Family was fair and in the best interests of the Company’s public shareholders (other than the Weiss Family shareholders). Based in part on the unanimous recommendation of the Special Committee, the agreement was also approved unanimously by the other independent members of the Board. Members of the Weiss Family did not participate in the deliberations of the Special Committee and recused themselves from the vote of the Board of Directors.

Zev Weiss, the Company’s CEO, said, “The family believes the transaction is a win for all concerned, including public shareholders. The negotiations with the Special Committee and its advisors were vigorous and arm’s length, but we’re pleased that we were able to come to an agreement that properly respects all parties’ interests.”

Jeffrey Weiss, the Company’s President and Chief Operating Officer, said, “We are excited to be able to lead the Company into the next chapter of its history. The transaction returns the company to private ownership in a way that we believe enables the Company to continue to serve the interests of its customers, employees, suppliers and the communities in which it operates as it has for over a century.”

Completion of the transaction is subject to certain closing conditions, including receipt of the financing pursuant to the commitments described above, shareholder approval and other customary conditions. In addition, the closing of the merger is subject to a condition that the holders of a majority of all outstanding shares not held by the Weiss Family or by any director or executive officer of the Company or any of its subsidiaries approve the merger.

Further information regarding the terms and conditions in the definitive agreement, will be contained in a Current Report on Form 8-K which will be filed promptly with the SEC.

Peter J. Solomon Company, L.P. is acting as financial advisor, and Sullivan & Cromwell LLP is acting as legal advisor, to the Special Committee of American Greetings’ Board of Directors. Baker & Hostetler LLP is acting as legal advisor to American Greetings. KeyBanc Capital Markets and Macquarie Capital are acting as preferred stock placement agents to the Weiss Family, KeyBanc Capital Markets is acting as financial advisor to the Weiss Family, and Jones Day is providing legal counsel to the Weiss Family. Latham & Watkins LLP is providing legal counsel to Koch AG Investment.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

Forward Looking Statement Disclosure

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s 2012 Annual Report on Form 10-K and later Quarterly Reports on Form 10-Q. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of the Company’s Web site at http://investors.americangreetings.com or by directing a request to the Company’s Corporate Secretary at our World Headquarters address at One American Road, Cleveland, Ohio 44144-2398, or via email to investor.relations@amgreetings.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about certain of the Company’s executive officers and its directors in its Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 11, 2012.

CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com